Agreement to Accept View Systems, Inc. Common Stock in Payment of Note Payable

On November 1, 2007 William Smith ("lender") made a loan to View Systems, Inc. ("creditor") in the amount of $116,000 which is now payable on demand with interest at 12% per annum. As full payment of the current unpaid principal balance of $111,000 View Systems, Inc. has offered and, by this agreement, Mr. Smith has accepted, 3,000,000 shares of View Systems, Inc. common stock at the per share price of $0.037.

Also, as a part of this agreement, Mr. Smith has agreed to waive his claim to any and all of the unpaid interest which has accrued on this loan since the last payment of interest.

Agreed to this date: September 21, 2013

William Smith William W Smith

View Systems, Inc.
Gunther Than, CEO G Than